As filed with the Securities and Exchange Commission on December 10, 2021

Registration No. 333-248866

Registration No. 333-170236

Registration No. 333-189302

Registration No. 333-229336

Registration No. 333-56868

Registration No. 333-84223

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. No. 333-248866

Form S-8 Registration Statement No. 333-56868

POST-EFFECTIVE AMENDMENT NO. 2 TO:

Form S-8 Registration Statement No. 333-170236

Form S-8 Registration Statement No. 333-189302

Form S-8 Registration Statement No. 333-229336

Form S-8 Registration Statement No. 333-84223

UNDER

THE SECURITIES ACT OF 1933

CONTANGO OIL & GAS COMPANY*

(N/K/A L MERGER SUB LLC)

(Exact name of registrant as specified in its charter)

Texas	95-4079863
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

111 E. 5th Street, Suite 300

Fort Worth, Texas 76102

(817) 529-0059

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Contango Oil & Gas Company Third Amended and Restated 2009 Incentive Compensation Plan

Crimson Exploration Inc. 2005 Stock Incentive Plan, as amended and restated effective as of October 1, 2013 and as assumed by Contango Oil & Gas Company, effective October 1, 2013 Contango Oil & Gas Company 1999 Stock Incentive Plan

Stock Option Agreement Dated as of June 8, 1999 Between MGPX Ventures, Inc. and Buddy Young

(Full Title of the Plans)

Charles L. McLawhorn, III

Senior Vice President, General Counsel and Corporate Secretary

111 E. 5th Street, Suite 300

Fort Worth, Texas 76102

(817) 529-0059

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Hillary H. Holmes

Gibson, Dunn & Crutcher LLP

811 Main, Suite 3000

Houston, Texas 77002

(346) 718-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Contango Oil & Gas Company (the “Registrant” or “Contango”) is filing these Post Effective Amendments to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) to terminate all offerings under the Prior Registration Statements filed with the U.S. Securities and Exchange Commission (the “SEC”) and to deregister any and all shares of Contango common stock, par value $0.04 per share (the “Shares”) that remain unsold as of the date hereof, together with any and all other securities registered but unsold as of the date hereof thereunder (note that the share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.

Registration Statement on Form S-8 (No. 333-248866) filed with the SEC on September 17, 2020, registering 9,000,000 Shares pursuant to the Contango Oil & Gas Company Third Amended and Restated 2009 Incentive Compensation Plan.

2.

Registration Statement on Form S-8 (No. 333-170236) filed with the SEC on October 29, 2010, registering 1,500,000 Shares pursuant to the Contango Oil & Gas Company 2009 Equity Compensation Plan, as amended by that Post-Effective Amendment No. 1 filed with the SEC on June 17, 2019.

3.

Post-Effective Amendment No. 2 to Form S-4 on Registration Statement on Form S-8 (No. 333-189302) filed with the SEC on October 8, 2013, registering 136,882 Shares pursuant to Crimson Exploration Inc. 2005 Stock Incentive Plan, as amended and restated effective as of October 1, 2013 and as assumed by Contango Oil & Gas Company, effective October 1, 2013, as amended by that Post-Effective Amendment No. 1 filed with the SEC on June 17, 2019.

4.

Registration Statement on Form S-8 (No. 333-229336) filed with the SEC on January 23, 2019, registering 2,350,000 Shares pursuant to the Contango Oil & Gas Company Second Amended and Restated 2009 Long Term Incentive Plan, as amended by that Post-Effective Amendment No. 1 filed with the SEC on June 17, 2019.

5.	Registration Statement on Form S-8 (No. 333-56868) filed with the SEC on March 12, 2001 registering 2,500,000 Shares pursuant to Contango Oil & Gas Company 1999 Stock Incentive Plan.

6.

Registration Statement on Form S-8 (No. 333-84223) filed with the SEC on August 2, 1999, registering 100,000 Shares pursuant to the Stock Option Agreement, dated June 8, 1999, between MGPX Ventures, Inc. (predecessor to Contango) and Buddy Young, as amended by that Post-Effective Amendment No. 1 filed with the SEC on August 2, 1999.

On December 7, 2021, Contango consummated the transactions contemplated in that certain Transaction Agreement, dated as of June 7, 2021 (the “Transaction Agreement”), among Contango, Independence Energy LLC (“Independence”), Crescent Energy Company (f/k/a IE PubCo Inc.) (“Crescent”), IE OpCo LLC (“OpCo”), IE L Merger Sub LLC (“L Merger Sub”) and IE C Merger Sub Inc. (“C Merger Sub”), pursuant to which each of Contango merged with and into a L Merger Sub, a wholly owned subsidiary of Crescent, with L Merger Sub continuing as the surviving entity. Crescent will continue as the publicly traded company with its Class A common stock listed on the New York Stock Exchange.

As a result of the transactions contemplated by the Transaction Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Prior Registration Statements. Accordingly, pursuant to the undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, these Post Effective Amendments hereby remove from registration all of such securities registered under the Prior Registration Statements that remain unsold as of the date of these Post Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 10, 2021.

L MERGER SUB LLC By: Crescent Energy Company, its sole member

By:	/s/ David C. Rockecharlie
David C. Rockecharlie Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2, as applicable, to the Prior Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.